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Code of Ethics
                        Pictet Asset Management
_______________________________________________
                        August 2018

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Contents

    1 Overview ______________________________________________________________    4
        1.1 Introduction ___________________________________________________    4
        1.2 Persons Covered by the Code _____________________________________    4
        1.3 General Principles ______________________________________________
            1.3.1 Complying with Laws and Regulations _____________________    5
            1.3.2 Anticompetitive Activities _______________________________    6
            1.3.3 Illegal Use of Pictet’s Funds and False Records ______________    6
        1.4 Anti-Abuse Provision ___________________________________________    6
        1.5 Global Head of Compliance ______________________________________    7
        1.6 Code Interpretation and Enforcement _______________________________    7
            1.6.1 Dispensation __________________________________________    7
        1.7 Reporting Code Violations _______________________________________    8
        1.8 Sanctions for Breaches of the Code _________________________________    8
        1.9 Certification of Compliance ______________________________________    9
        1.10 Confidentiality ________________________________________________    9
        1.11 Interaction of the Code with Other PAM Policies and Procedures ________    9
    2 Personal Account Dealing Rules (“PA Dealing Rules”) _________________________    10
        2.1 Legal Requirements _____________________________________________    10
        2.2 Definitions ____________________________________________________    11
        2.3 Pre-Clearance of Personal Transactions _____________________________    12
            2.3.1 Pre-Clearance _________________________________________    12
2.3.2 Exemptions from the requirements to pre-clear and from the requirements of section 2.4 ______________________________________________    12
        2.4 Restrictions on Activities ________________________________________    13
            2.4.1 Blackout Periods ______________________________________    13
            2.4.2 Interested Transactions __________________________________    13
            2.4.3 Initial Public Offerings (IPO), Private Placements, or Convertible
Issues _______________________________________________    14
            2.4.4 “Large Cap” Exemption _________________________________    14
            2.4.5 Limit Orders / Stop-loss orders ___________________________    14
            2.4.6 Naked Short Selling ____________________________________    14
        2.5 Trading within 30 Calendar days of an Opposite
Transactions ("The 30 day rule' _____________________________________    15
            2.5.1 Application of the 30 day rule __________________________    15
            2.5.2 Dis-application of the 30 day rule _______________________    15

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        2.6 Reporting of Transactions and Disclosures of Holdings _________________    16
            2.6.1 Broker confirmation ____________________________________    16
            2.6.2 Quarterly Transaction Reports __________________________16
            2.6.3 Disclosure of Personal Holdings __________________________    17
            2.6.4 Important Notes _______________________________________    17
        2.7 Record Keeping Requirements ____________________________________    18
        2.8 Waiving the requirements of the Pictet Personal Account Dealing Rules ____18
        2.9 Maximum number of transactions per month (Pictet Directive 8) _________    18
        2.10 Employees operating an account at Pictet group entities _______________    18
        2.11 Personal Account dealing rule applicability table _____________________    20
    3 Gifts and Entertainment __________________________________________________    21
        3.1 Introduction ___________________________________________________    21
        3.2 Requirements __________________________________________________    22
            3.2.1 General Principles _____________________________________    22
            3.2.2 Acceptable Gifts at all times _____________________________    23
3.2.3 Limits and Rules for the receipt and provision of Gifts and Entertainment __________________________________________________________23
            3.2.4 Business Meals ________________________________________    23
3.4 Limits and Prohibitions for the Receipt of Gifts and Entertainment - Global requirements excluding the UK _______________________________________    26
3.5 Limits and Prohibitions for the Provision of Gifts and Entertainment - Requirements for the UK _______________________________________________________    27
3.6 Limits and Prohibitions for the Provision of Gifts and Entertainment - Global Requirements (excluding the UK) _____________________________________    28
        3.7 Determination of the value of a gift or entertainment ___________________    29
        3.8 Considerations for the approval of a gift or entertainment _______________    29
        3.9 Prohibited Behaviour ____________________________________________    29
        3.10 Provision of Gifts or Entertainment to certain US clients _______________    29
        3.11 Other Considerations ___________________________________________    29
            3.11.1 Travel to and Accommodation at Entertainment Events _______    29
            3.11.2 Leave for Entertainment ________________________________    30
            3.11.3 Entertainment not attended by the Provider’s employees ______ 30
            3.11.4 Christmas Charity Raffle _______________________________    30
        3.12 Record Keeping _______________________________________________    30
        3.13 Failure to Report Gifts and Entertainment __________________________    30
        3.14 US Political Contributions _______________________________________    30
    4 Dealing with Personal Conflicts of Interest ___________________________________    32
        4.1 Introduction___________________________________________________    32

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        4.2 Self-Dealing ___________________________________________________    32
        4.3 Outside Business Activities _______________________________________    32
        4.4 Accepting Honoraria ____________________________________________    33
        4.5 Accepting Fiduciary Appointments _________________________________    33
        4.6 Participating in Civic Affairs ______________________________________    33
        4.7 Serving as an External Director or Officer of a Public Company or Client entity ___33
            4.7.1 Additional comments where employees act as officers of a client entity _34
            4.7.2 Annual declaration by all employees _______________________    34
        4.8 Participating in Political Activities _________________________________    34
    5 Respecting Pictet Confidential Information     ___________________________________ 35
        5.1 In General ____________________________________________________    35
        5.2 Client Information ______________________________________________    35
        5.3 Talking to the Press _____________________________________________    35
            5.3.1 Background     __________________________________________ 35
            5.3.2 Minimum Standards ____________________________________    36
        5.4 Pictet Proprietary Information _____________________________________    36
        5.5 Electronic and Voice Communication Systems ________________________    37
        5.6 Information Security Systems _____________________________________    37
        5.7 Computer Software _____________________________________________    37
    6 Pictet Group Governance Pillars ____________________________________________    38
        6.1 Management Commitment and Communication _______________________    38
        6.2 Incentives _____________________________________________________    38
        6.3 Employees Qualifications and Training _____________________________    38
        6.4 Three Lines of Defence __________________________________________    38
        6.5 Monitoring and Control __________________________________________    38
    7 Data Retention _________________________________________________________    39
    Appendix A - Definition of Beneficial Ownership _______________________________    40
Appendix B - Template Letter to Request Broker to Supply Copy Information On Personal Accounts to Compliance ___________________________________________________    41

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1 Overview
1.1 Introduction
Today’s financial services marketplace is filled with a host of new challenges, changes and opportunities. Amidst these, there is one guiding principle, which will always remain constant: the mandate for integrity.
Only by conducting ourselves and our business in accordance with the highest standards of loyalty, due skill care and diligence, and legal, ethical and moral integrity can we achieve our vision of excellence and our goals for the future. Therefore we place the interests of our clients first at all times and treat our clients fairly.
This Code of Ethics (“the Code”) does not cover every issue that may arise in the course of the business activities of Pictet Asset Management business line (“PAM”), but it sets out both the basic principles and the practical steps which must be taken by PAM and its employees (including permanent and temporary employees, and applicable contractors, hereafter referred to as “employees") to ensure their conduct is at all times consistent with the highest standards of honesty and fair dealing required under relevant securities laws and expected by our clients.
The Code has been established in accordance with SEC Rule 204A-1 of the Investment Advisers Act 1940, and SEC Rule 17j-1 of the Investment Company Act 1940. It also complies with the rules of other regulatory authorities that regulate PAM, including the Financial Conduct Authority (“FCA”), the Swiss Financial Market Supervisory Authority (“FINMA”), the Monetary Authority of Singapore (“MAS”) and the Hong Kong Securities & Futures Commission (“SFC”) together with the internal provisions imposed by the Pictet Group.
The Executive Committee of PAM (“PAM ExCo”) is responsible for ensuring that there are adequate systems and controls in place to manage the conflicts arising from the behaviour of employees. Therefore, this Code has been approved by and has the support of the PAM ExCo.
1.2 Persons Covered by the Code
SEC rules require that SEC registered Investment Advisers define who must comply with the Code. Put simply, the Code must apply to any person who has access to non-public information regarding clients' purchase or sale of securities, or the portfolio holdings of any client account is involved in making discretionary decisions for clients, or who has access to such decisions that are non-public. The SEC expects the definition of these “Access Persons” to be widely drawn for investment management firms.
Therefore, the PAM ExCo has decided that all PAM employees wherever located, with the exception of PAMJ which has its own internal rules, are deemed to be Access Persons and therefore must comply with all the provisions of this Code.
For the sake of clarity, this includes all PAM business line employees, including permanent, temporary, graduates, interns and contractors in the following entities:
•Pictet Asset Management Ltd and its Branches;
•Pictet Asset Management SA;
•Pictet Asset Management (Singapore) Pte Ltd;
•Pictet Asset Management Inc;
•Pictet Asset Management (Hong Kong) Limited;
•Pictet Asset Management (Europe) SA; and
•Pictet Securities Investment Consulting Enterprise (Taiwan) Ltd.

In the case of any dispute over the applicability of this Code, the decision of the Head of Compliance shall be final.
Each person is responsible for maintaining the highest ethical standards when conducting business. This includes the following:
•Always placing the interests of our clients first;
•Ensuring that all personal securities transactions are conducted in compliance with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of your position of trust and responsibility;

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•Ensuring that the identity of security holdings and financial circumstances of clients remains confidential;
•Ensuring the independence in the decision making process of Pictet, including any entity of the Pictet Group; and
•Not using your position within Pictet inappropriately or taking part in any fraudulent or manipulative practice.
1.3 General Principles
The general principles discussed in this section govern all conduct whether or not the conduct is also covered by the specific standards and procedures set forth below.
1.3.1 Complying with Laws and Regulations
Numerous laws, rules and regulations of the countries where PAM offices are based, together with the countries where we do business and our clients are based apply to the business activities of PAM, and it is of course essential that PAM fully complies with these regulations.
As an employee, you are expected to conduct all business dealings in compliance with applicable laws and regulations. Breaching any of them could subject you and/or PAM to criminal, regulatory and civil penalties. All employees are responsible for ensuring that they have adequate knowledge of regulatory requirements applicable to their activities and to apply expected standards in their daily work. If you have questions about any of these laws or regulations or how they apply to particular situations, ask your departmental head or consult the Compliance Department.
Examples of activities prohibited by the Criminal laws are:
•Accepting or soliciting anything of value with the intention of being influenced or rewarded in connection with Pictet’s business or in return for confidential information;
•Stealing, embezzling or misapplying Pictet’s funds or assets;
•Using Pictet’s funds or assets to finance political campaigns;
•Misusing legal records and documents and client lists;
•Obtaining a computer to gain unauthorised access to a client’s records;
•Knowing that a criminal offence has been committed and helping the criminal avoid capture or punishment;
•Making false reports to government and/or regulatory officials;
•Using software in knowing breach of a licensing agreement; and
•Money Laundering and Terrorist Financing.
1.3.2 Anticompetitive Activities
The Sherman Antitrust Act in the United States prohibits any combination, conspiracy or agreement among competitors to restrict or prevent competition. A specific breach of this Act could be a formal or informal agreement between you and a competitor of Pictet to fix prices, allocate markets, allocate clients or refuse to deal with particular suppliers or clients.
If you are in contact with Pictet’s competitors, you must avoid any agreements with them (or even circumstances that might give the appearance of such agreements) relating to how Pictet conducts its business. You should be especially careful at social or professional gatherings and at trade association meetings where discussions or exchanges of information relating to competitive matters could occur.
1.3.3 Illegal Use of Pictet’s Funds and False Records
The purpose of any transaction that relates to Pictet’s funds or assets must be revealed and recorded at the time of the transaction. As an employee, you may not participate in any of the activities listed below:
•Establish or maintain secret or unrecorded funds for the purposes of facilitating illegal payments;
•Engage in any transaction knowing that part or all of a payment is to be used for unlawful or improper purposes;
•Record or participate in recording incorrect, fictitious or misleading entries in Pictet’s books or records;
•Use Pictet’s funds or corporate assets for political contributions in connection with political elections. Some US States have strict laws restricting the use of corporate funds or assets in connection with state elections, and such contributions could prevent PAM from soliciting for business in those states. “Corporate assets” include

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your time during regular working hours, Pictet’s equipment and supplies, office space, clerical help and advertising facilities;
•Make any payment for an expressed purpose on Pictet’s behalf to any individual who you know intends to use the money for a different purpose; and
•Make payments of cash or other items of value to political candidates, government officials, other businesses or individuals that are designed to influence the judgement or actions of the recipients in connection with any Pictet activity.
Questions concerning the permissibility of any of the above kinds of payments, which may raise issues under any relevant laws or regulations, should be directed to the Compliance Department.
1.4 Anti-Abuse Provision
Due to the nature of the requirements of this code, PAM is largely reliant on the honesty and integrity of its employees, primarily through full and complete declarations, to ensure full compliance with both the spirit and principles of this Code, as well as the letter of it.
The PAM ExCo strongly supports full compliance with this Code and therefore all employees are required to:
•Comply with the principle, spirit and letter of the requirements of this Code;
•To not take any actions that would compromise or breach such full compliance; and
•To seek guidance in resolving potential issues or whenever in doubt,
1.5 Global Head of Compliance
The Global Head of Compliance of PAM are David Cawthrow and Erika Beaumier, who, in conjunction with local Heads of Compliance, are responsible for the following:
•Establishing and interpreting the requirements of the Code;
•Determining whether violations of the Code have occurred;
•Reviewing the contents of the Code on a regular basis;
•Updating the Code. Significant changes to the core principles require the approval of ExCo, but minor amendments and clarifications may be made at the discretion of the Global Head of Compliance and Chief Risk Officer.
•Determining, in conjunction with HR and the PAM ExCo, the nature of any sanctions that may be imposed against employees for violations of the Code; and
•Reporting at least annually on compliance with the Code to the PAM ExCo.
1.6 Code Interpretation and Enforcement
The Heads of Compliance shall interpret, monitor compliance with and enforce the Code. All violations of this Code will be reported by the Global Co-Heads of Compliance to the PAM ExCo who, in conjunction with HR, may impose such sanctions as it deems appropriate.
Material violations of this code may also, where appropriate, be reported to any client with respect to whose securities the violation has occurred or who may be deemed to have been disadvantaged by the violation.
From time to time the Global Co-Heads of Compliance may issue interpretations to facilitate compliance with the Code. These shall be appended to the Code and shall be considered part of it. A violation of any clarification shall be deemed a violation of the Code itself.
1.6.1 Dispensation
Application can be made to the Global Co-Heads of Compliance or local heads of Compliance on a case-by-case basis for dispensation from certain provisions of the Code. Dispensations are granted only in exceptional circumstances, where it can be established that:

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•The exemption is within the spirit of the Code and is compliant with applicable laws and regulations.
•No conflict of interest arises and no client would be disadvantaged or potentially disadvantaged as a result of the dispensation;
•An employee, by virtue of his / her position and knowledge, does not have an unfair advantage (for example, of information on client recommendations or transactions in a particular security or an equivalent security);
•The position of the employee (e.g. dispensation may be granted on a hardship basis);
•The general position of PAM in respect of its fiduciary duties and its disclosure obligations is not in any way harmed or compromised.
Every dispensation will be documented as it occurs. A breach of a dispensation constitutes a breach of this Code.
1.7 Reporting Code Violations
All persons must report Code violations as soon as they occur. If you are aware of any violation of this Code, you must report it immediately to your local Head of Compliance.
Compliance will retain records of breaches of this Code, and any action taken as a result of the breach, for at least 5 years.
1.8 Sanctions for Breaches of the Code
We take into consideration compliance with this Code of Ethics and PAM policies and procedures in employees’ appraisals and remuneration decisions. We will promptly investigate reports of suspected violations and evaluate them on a case-by-case basis. Any significant failures or misconduct may lead to personal sanctions, including reprimands, warnings, demotion, clawbacks (malus), termination of employment / contract and, when appropriate, reporting to the authorities.
This also applies to individuals who fail to take reasonable care to identify and report violations, managers who fail to supervise properly, individuals who withhold material information when asked to disclose the details of a violation, as well as line managers who approve or tolerate violations or seek to retaliate against anyone who has reported violations or identified the individual responsible for them
In relation to the Rules on Personal Account Dealing, the typical sanctions operate on a sliding scale and are set out below:

Typical Sanctions
Flagrant breach of the Rules	Warning or dismissal depending on the circumstances, together with a reversal of the breaching trade(s) (no profits to members of employees)
Repeated failure to comply with the Rules due to negligence	Ban on personal trading for an agreed period together with a reversal of the breaching trade(s) (no profits to members of employees)
Infrequent failures to comply with the Rules, or innocent or passive breaches	Possible reversal of the breaching trade(s) (no profits to members of employees) at the discretion of the CCO
The Compliance department records all breaches of the Code of Ethics and other compliance rules, together with all failures to complete the required compliance returns, attestations and training on a timely basis. This information is presented to the PAM ExCo. and may be used when determining bonus payments and scores on Balanced Scorecards.

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The failings considered in these reports include the following 4 categories:

Category	Description
1
Serious breaches of Code of Ethics requirements (i.e. trading without valid consent, failure to make accurate disclosures (e.g. holdings and external interests) failure to obtain consent for gifts / entertainment or materially understating the value of a gifts / entertainment received)

2	Active breaches of client and fund investment guidelines
3
Persistent failure to follow procedures
Persistent failure to address outstanding actions within due timescale, unless extension agreed with Internal Audit / Compliance.
Persistent passive breaches and / or failure to promptly correct passive breaches
Persistent failure to respond to compliance requests for assistance and information

4	Other breaches of the Code of Ethics - e.g. late submission of returns, or late completion of attestations and Compliance training
1.9 Certification of Compliance
The Compliance Department will provide all employees with a copy of the Code, and any amendments thereto. The Code is also available on the Compliance page of the PAM intranet
All employees are required to certify when requested by Compliance following changes to the Code that they have read, understood and will abide by the requirements of the Code. In order to comply with the SEC and other relevant recordkeeping requirements, Compliance will maintain copies of all applicable versions of the Code in force during the past 5 years.
Compliance will also require all employees to certify on at least an annual basis that they have fully complied with the requirements of the Code of Ethics.
1.10 Confidentiality
All information obtained from any employee and their connected persons under the requirements of this Code of Ethics shall be kept in confidence. However, all information including records of holdings and / or transactions, together with any disclosure made may be subject to review by PAM’s auditors or other professional advisers, and may be made available to the SEC, the FCA, FINMA or any other relevant regulatory or self-regulatory organisation, and may otherwise be disclosed to the extent required by law or regulation.
1.11 Interaction of the Code with Other PAM Policies and Procedures
The PAM Code of Ethics forms part of PAM’s Compliance framework, and therefore all employees should be aware of, and have an understanding of the following:
•The PAM Core Compliance Manual
•The Satellite Compliance Manual for their applicable entity
•The PAM Anti-Money Laundering and Anti-Bribery & Corruption Policies
•The PAM Sales Polices
•Other relevant PAM policies and procedures
The above can be found on the Policies section of the PAM intranet

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2 Personal Account Dealing Rules (“PA Dealing Rules”)
Dealing in securities which are owned, or which may at some stage be purchased, for those accounts that are under a manager’s control or influence will always create the potential for a conflict of interest.
Employees should understand that their first duty is to the client. Therefore they should avoid activities that could create conflicts of interest or even the appearance of conflicts of interest with PAM or its clients, and should manage their financial affairs in such a way as to avoid distracting them from their obligations and duties to PAM and its clients. Employees are therefore prohibited from gaining an advantage from the transactions that they must carry out for third parties, directly or indirectly (e.g. through the accounts of relatives). Transactions for employees’ accounts must not be completed to the detriment of, or benefit from, a client or Pictet Group transaction.
In addition to complying with the PA Dealing Rules as set out in this Code, all employees must also comply with Pictet Directive 8, which can be accessed via the Pictet internet. Where there are any conflicts between this Code and Pictet Directive 8, the stricter requirement shall generally apply, at the discretion of the Global Co-Heads of Compliance.
The requirements of section 2 of this Code apply to the transactions and holdings of all employees and their connected persons as defined in Appendix A.
In addition, when carrying out transactions for their own account, all employees must ensure that:
◦.They do not incur financial risks that are disproportionate to their financial situation
◦.They fully comply with the market abuse requirements as set out in the PAM Core Compliance Manual and appropriate satellite compliance manuals where relevant.
2.1 Legal Requirements
The rules of the FCA, FINMA, MAS, SFC and most other regulators require all firms to implement adequate systems and controls to manage and monitor the conflicts arising from personal account trading.
The US Investment Advisers Act 1940 is more specific, and makes it unlawful for any employee, in connection with the purchase or sale of a security "held or to be acquired" by a Client:
•To employ any device, scheme or artifice to defraud PAM’s clients;
•To mislead PAM’s clients;
•To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon PAM’s clients; or
•To engage in any manipulative practice with respect to PAM’s clients.
The Code requires you to comply with any applicable federal securities laws and rules of other regulatory bodies which apply to you from time to time.
2.2 Definitions
The definition of “Covered securities” is very broad and includes the list below. However this list is not exhaustive. If you have any doubt whether a transaction comes within the scope of the PA Dealing Rules, you must seek advice from the Compliance Department.
•Listed equities in companies, including Investment Trusts;
•Warrants, options, and futures on individual securities;
•Exchange Traded Funds
•All kinds of limited partnerships;
•Private investment funds, hedge funds, and investment clubs;
•Bonds, convertible bonds, loan stocks, debentures and other debt instruments;
•Swaps, Contracts for Difference and financial market bets (e.g. City Index), where the underlying or reference investment is a Covered Security;
•All Pictet Mutual Funds, excluding the Cash, Money Market, Sovereign Money Market and Liquidity Funds

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•All third party mutual funds that PAM acts as investment adviser or sub-investment adviser to;
•Any interest in precious metals or commodities, other than physical precious metals or commodities; and
•Any related security, that is a security related to or otherwise derived from a Covered Security.
•Foreign exchange, forward foreign exchange and FX options when traded for speculative purposes.
The following are excluded from ALL the requirements of this Chapter, including pre-clearance, restriction on activities, minimum holding periods, transaction and holding reporting:
•Transactions and holdings in direct obligations of the Government of the United States or any other OECD or G20 member state, together with options and futures thereon;
•Bankers Acceptances;
•Bank Certificates of Deposit;
•Commercial Paper and high quality short term (i.e. with a maturity of less than 1 year) debt instruments including repurchase agreements;
•Third party mutual funds that are not managed or advised by PAM. ;
•Pictet Cash, Money Market, Sovereign Money Market and Liquidity Funds;
•Physical precious metals or commodities
•Cryptocurrencies
•Direct Private Equity investment and other unlisted equities, and
•Cash and foreign exchange except where traded for speculative purposes
2.3 Pre-Clearance of Personal Transactions
2.3.1 Pre-Clearance
An employee or their connected person may directly or indirectly, acquire or dispose of beneficial ownership of a covered security, as defined, only if:
•Such purchase or sale has been approved in advance by the Compliance Department;
•The approved transaction is completed by the close of the following business day after approval is received; (subject to section 2.4.5 on limit orders on large cap securities) and
•Compliance has not rescinded such approval prior to execution of the transaction.
Note: If a transaction has not been completed by the end of the next business day after approval has been given, then approval to trade must be sought again. Failure to do so will constitute a breach of these rules, and the sanctions as set out in Section 1.8 of this Code may be applied.
Compliance monitors all personal transactions to ascertain any pattern of conduct that may indicate conflicts or potential conflicts with the principles and objectives of this Code. It includes analysing patterns of front running, parallel running or “too close” to client order trading, especially if the client has not finished accumulating a large position over many days. Such behaviour may not be tolerated as it may breach this Code, as well as the SEC and other applicable regulators’ rules, and may reveal trading behaviour detrimental to PAM client order flow.
Advance trade clearance in no way waives or absolves any employee or their connected persons of the obligation to abide by the provisions, principles and objectives of this Code.
For each request to trade, employees are required to certify that:
1.They have no knowledge of any material, non-public information regarding the proposed transaction; and
2.They are not involved in, or aware of any PAM activity relating to this transaction.
For the avoidance of doubt, the certification in (2) above relates to any PAM activity in the issuer of the transaction contemplated. Therefore, if the individual is aware of any PAM activity in for example UBS Bonds, this covers all UBS issued bonds and not just a specific bond with a specified rate and maturity.

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Compliance will endeavour to respond to PA dealing requests as soon as practicable, but employees should note that there may be occasions when delays may occur, for example:
•when other work priorities take precedence,
•when Compliance is awaiting responses to enquiries from other departments
•there are large volumes of trading requests.
If a dealing request is urgent then employees should make Compliance aware (using the contact details from the PAM intranet) and Compliance will endeavour to approve the request within the desired timeframe, subject to the above.
2.3.2 Exemptions from the requirements to pre-clear and from the requirements of section 2.4
Transactions in the following do not require pre-clearance and are not subject to the requirements of section 2.4:
•Purchases or sales in any account over which the employee or their connected persons, as defined in Appendix A, has no direct or indirect influence or control; (Please see section 2.4.7 below for criteria that must be complied with to take advantage of this exclusion. ;
•Purchases that are part of an automatic dividend / coupon reinvestment plan;
•Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from the issuer, and sales of such rights so acquired;
•Other purchases or sales that are non-discretionary on the part of the employee or their connected persons;
•Derivatives (including ETF, ETC and Certificates) on Precious metals, and Commodities.
•ETFs, Index Futures and Index options based on market indices, e.g. FTSE 100, S&P 500, SMI and Nikkei 225
•Interest rate futures and options
•Foreign exchange, all forward foreign exchange instruments and FX options if traded for speculative purposes.
•Regular contributions for purchases made as part of a regular savings scheme, including personal pension arrangements, where investment is made into a predetermined list of funds or covered securities.
•In the event of lump sum additions to regular savings plans, pre-clearance is not required where investment is made into the predetermined list of funds or covered securities.
•For any other investment decision taken in respect of regular savings plan investments in covered securities, for example where an investment is made outside of the funds or covered securities chosen as part of the regular savings plan, or a sale is requested, the normal pre-clearance rules apply.
2.4 Restrictions on Activities
2.4.1 Blackout Periods
No employee or their connected person shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership (as defined in Appendix A):
•on a day during which any Client has a pending "buy" or "sell" order in that same security until that order is executed or withdrawn.
•within seven calendar days before, or one day after any Client trades in that security.
Please see section 2.11 which shows which instruments are not subject to the blackout period requirements
2.4.2 Interested Transactions
No employee shall initiate any securities transactions for a Client without having disclosed their, or their connected person’s interest, if any, in such securities or the issuer thereof, including without limitation:
•Any direct or indirect beneficial ownership (as defined in Appendix A to this Code) of any securities of such issuer;
•Any contemplated transaction by such person in such securities;
•Any position with such issuer or its affiliates

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2.4.3 Initial Public Offerings (IPO), Private Placements, or Convertible Issues
In accordance with Pictet Directive 8 employees and their connected persons shall not acquire directly or indirectly, beneficial ownership in any securities in an IPO, private placement, or convertible issue for their personal account.
In very limited cases, Employees and their Connected Persons may apply to the Compliance Department for a waiver of this requirement. However, Employees are still required to obtain prior approval and complete full reporting in relation to such trades.
2.4.4 “Large Cap” Exemption
The restrictions and prohibitions set out above in section 2.4.1 - 2.4.2 shall not apply to: purchases or sales which are only remotely potentially harmful to a client, because such purchases or sales would be very unlikely to affect an institutional market, or because such transactions are clearly not related economically to the securities held, purchased or sold by the client. For example Companies / Issuers with market caps in excess of USD10 billion. However, this exemption shall only apply for transactions under the value of CHF75,000 or the equivalent amount in other currencies, executed over the course of any 7 day period
NB all such trades still require the prior approval from the Compliance department.
2.4.5 Limit Orders / Stop-loss orders
Limit and stop-loss orders are permitted in the following circumstances:
•For securities with market caps in excess of USD10 billion, limit and stop-loss orders may be placed up to CHF75,000, or the equivalent amount in other currencies. Pre-clearance for such limit and stop-loss orders from Compliance must be obtained in the normal manner, and are only valid for one month, after which approval must be re-sought. NB when seeking pre-clearance for limit and stop-loss orders the price limit must be disclosed. If price limits are changed, approval should be sought again; and
•For limit and stop-loss orders on other securities, or above CHF 75,000 on securities subject to the “large cap exemption”, Compliance approval is only valid until the end of the next business day. After this time, Compliance approval must be obtained again.
2.4.6 Naked Short Selling
Naked short-selling is prohibited, and short positions may only be taken via the use of derivatives.
2.4.7 Personal transactions in an Account where the employee has no direct or indirect influence or control
Where an employee has no direct or indirect influence or control, Rule 204A-1, subsection (b)(3)(i) of the Investment Advisers Act 1940, provides an exemption from reporting such personal transactions. This typically occurs where an employee has their account managed by a third party discretionary manager, or by a blind trust.
SEC guidance states that in addition to using a discretionary manager or investing via a blind trust, if an employee wishes to take advantage of the exemption from reporting transactions or holdings, then they are not permitted to do any of the following:
•Suggest purchases or sales of investments to the discretionary manager or trustee.
•Direct purchases or sales of investments
•Consult with the discretionary manager or trustee about the particular allocation of investments to be made in the account.
Therefore, all employees wishing to take advantage of the reporting exemption will be required to confirm on an annual basis that they have done none of the above.
If an employee is unable to provide such a confirmation they are required to provide quarterly transaction and annual holdings reports, as required by section 2.6.
In addition, Compliance may request transactional and holdings information from such accounts on a sample basis.

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2.5 Trading within 30 days of an opposite transaction ("30 day rule)
2.5.1 Application of 30 day rule
No employee or their connected persons shall profit from, or avoid a loss from, the purchase and sale, or sale and purchase, of the same (or equivalent) Covered Security of which they have beneficial ownership within 30 calendar days. Any prohibited profit so realised, or loss avoided shall be paid over to a charity of the employee’s choosing.
This 30 day requirement also applies to derivative and spread-betting transactions, where the underlying investment is a Covered Security as defined in section 2.2.
The purpose of this requirement is to address the real and perceived threat of front-running and other fraudulent and abusive practices involved in short-term trading, including market timing. The SEC approves of advisers mandating disgorgement of any profits, or losses avoided if an employee affects a short-term trade.
In exceptional circumstances, such as personal hardship, or a significantly declining market then an exemption may be obtained in writing from the relevant Head of Compliance. A significantly declining market exemption may be applied for when the price of a security has fallen by more than 20% since purchase and the stock has been held for at least 14 calendar days.
When assessing compliance with this requirement, sales will be considered on a Last-In-First-Out basis. For example, if an employee has an existing holding of 1,000 shares in stock X acquired more than 30 days ago, and then acquires a further 250 shares on 1 September, then no shares in stock X may be sold prior to 1 October.
2.5.2 Dis-application of 30 day rule
The 30 day rule does not apply to any transactions that do not require pre-clearance by Compliance (see section 2.3).
However, in accordance with the requirement for all employees to act within the spirit of the Code, and to manage their financial affairs in such a way as to avoid distracting them from their obligations and duties to PAM, employees are not expected to carry out frequent buying and selling of an instrument that is not covered by the 30 day requirement. For example, employees should not buy / sell positions in index futures on a very regular basis, as this could be a distraction from their obligation and duties to PAM.
2.6 Reporting of Transactions and Disclosures of Holdings
2.6.1 Broker confirmation
It is the responsibility of the employee to ensure that the brokers, banks or other financial institutions executing their transactions send appropriate reporting on their account directly to the Compliance department within a timely manner, covering all personal transactions subject to this code. This includes:
•Trade confirmations for each transaction (as set out in 2.11)
•Quarterly transaction statements
•Annual Holdings statements
A model communication for employees to send to their brokers is set out as Appendix B, and employees must send a copy to Compliance of the communication to their broker.
Where employees execute transactions through an account held at Pictet group entities, Compliance already receives a direct report of all employees’ transactions.
Please note that all employees based in Switzerland with a long-term contract are required to hold their securities account at Banque Pictet & Cie SA. This requirement is not applicable for temporary employees including contractors or interns. All new permanent employees must adhere to this requirement before the end of their probation period. Employees may request approval from Group HR Legal and PAM Compliance for permission to maintain a securities account outside of Banque Pictet & Cie SA.

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2.6.2 Quarterly Transaction Reports
Every employee must submit, no later than 30 calendar days after the end of each calendar quarter, a report containing the following information about each transaction in a Covered Security undertaken during the preceding quarter. The report must contain information concerning any direct or indirect beneficial ownership (as defined in Appendix A to this Code) of a “Covered Security” as defined in 2.2
•The date of the transaction, the title and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable security involved;
•The nature of the transaction (i.e. purchase, sale or other acquisition or disposition);
•The price at which the transaction was effected;
•The name of the broker, dealer or bank with or through whom the transaction was effected;
•The date the report is submitted by the employee;
•The name of the account, and account number if a Pictet account
•With respect to any account established by the employee in which securities were held during the quarter for the direct or indirect benefit of the employee; (i) the name of the broker, dealer or bank with whom the employee established the account and (ii) the date the account was established.
An employee shall not be required to make a report with respect to any transaction effected for any account over which such person does not have any direct or indirect influence or control or which would duplicate information.
Where statements are received directly from brokers, all employees are required to confirm that the report is complete and accurate.
For the avoidance of doubt, where an employee has an account on which they have not traded during the quarter, they are still required to ensure that their broker sends a statement.
Any employee who does not have a brokerage account will be required to confirm that they have no such account, and that they have carried out no personal securities transactions during the quarter.
2.6.3 Disclosure of Personal Holdings
2.6.3.1 Initial Holdings Report
Each employee and their connected persons shall supply the Compliance Department with an initial holdings report within 10 business days of becoming an employee, containing the following information:
•The name of security, type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the employee and their connected persons has any direct or indirect beneficial ownership, as defined in Appendix A;
•The name of any broker, dealer or bank, with which the employee maintains an account in which any securities are held for the employee’s direct or indirect benefit;
•The date the employee submits the report; and
•The name of the account, and account number if a Pictet account.
The information submitted must be current as of a date no more than 45 days before the person commenced employment with PAM.
Where statements are received directly from brokers, all employees are required to confirm that the report is complete and accurate.
2.6.3.2 Annual Holdings Reports
Each employee shall as at June 30th each year file an annual holdings report containing the same information required in the above initial holdings report. This report must be submitted within 45 days, i.e. by August 14th each year.
Where statements are received directly from brokers, all employees are required to confirm that the report is complete and accurate

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2.6.4 Important Notes
Failure to submit a transaction report or personal holdings disclosure within the timescales stated above will constitute a breach of the Code and will be recorded in the PAM breach register. A number of clients require disclosure of such breaches, and therefore all employees should take every precaution not to breach this Code.
Furthermore, failure to comply with these reporting requirements will be taken into consideration when determining employees’ bonuses.
2.7 Record Keeping Requirements
In accordance with SEC and other regulatory recordkeeping requirements, the following documentation will be retained by the Compliance Department for at least 5 years:
•At transaction and holding reports.
•Details of all dealing requests, including rejected requests with a rationale for rejection.
•Details of all IPOs, Private Placements or Convertible issues that Compliance, in very limited cases, permits employees or their connected persons to participate in together with an explanation as to why there is no conflict of interest arising.
•All breaches of the PA Dealing Rules.
2.8 Waiving the requirements of the Pictet Personal Account Dealing Rules
In certain circumstances the requirements of these rules may be waived or amended at the complete discretion of either the PAM Global Co-Heads or local Heads of Compliance, where there is no impact or potential impact to clients, and there are no additional conflicts caused by the trade.
For example:
•Seeking approval to trade shares held via the employee share scheme of a previous employer, where there are limited opportunities to trade (due to rules of employers scheme, and timing of the execution of the trade is determined by scheme administrators); or
•Cases of personal hardship.
In each case, approval must still be sought from Compliance for each instance, and Compliance will judge each individual request on its merits at the time of the request. The approval of a previous trade or a similar trade for another employee does not constitute a precedent.
2.9 Maximum number of transactions per month (Pictet Directive 8)
The maximum number of transactions to open a position (usually a purchase) allowed in a calendar month is 15. This maximum number of 15 is valid for all instruments including those which do not require pre-clearance from Compliance such as Forex. However, the following transactions do not fall under this limit of 15:
•Purchases in any account over which the employee or their connected persons has no direct or indirect influence or control; (See definition in Appendix A);
•Purchases that are part of an automatic dividend / coupon reinvestment plan; and
•Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from the issuer.
•Purchases that are non-discretionary on the part of the employee or their connected persons
2.10 Employees operating an account at Pictet group entities
Where employees conduct their personal account trading through an account maintained at a Pictet group entity, they must comply with the following specific requirements contained within Pictet Directive 8:
•Unless otherwise authorised by Group HR Legal, the current accounts of employees and their immediate family members qualifying for special employee conditions must not have debit balances.
•It is prohibited to transfer securities from an employee account to the account of an immediate family member who qualifies for special fee conditions, unless approved in advance by Group HR Legal.

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•To trade derivatives, employees must sign the appropriate documents of the relevant custodian or booking centre.
2.11 Personal Account dealing rule applicability table
Personal Account Dealing Rule Applicability Table

INSTRUMENT	PRE-CLEARANCE REQUIRED	NO TRADING 7 DAYS BEFORE OR 1DAY AFTER CLIENT TRADES	LENGTH OF VALIDITY OF COMPLIANCE PRE-CLEARANCE	MINIMUM HOLDING PERIOD	QUARTERLY TRANSACTION REPORTS	ANNUAL HOLDINGS DISCLOSURES
Equities — non large cap	✓	✓	Next business day	30 days	✓	✓
Equities — large cap trades <CHF75k	✓	N/A	Next business day	30 DAYS	✓	✓
Equities — large cap trades	✓	✓	Next business day	30 days	✓	✓
Limit / stop-loss orders — large cap trades <CHF75k	✓	N/A	1 MONTH	30 DAYS	✓	✓
All other limit! stop loss orders	✓	✓	Next business day	30 days	✓	✓
Warrants, Options & Futures on covered securities	✓	✓	Next business day	30 days	✓	✓
Hedge Funds, private investment funds and clubs	✓	✓	Next business day	30 days	✓	✓
Bonds, convertibles, debentures etc.	✓	✓	Next business day	30 days	✓	✓
Spread-betting referenced on covered securities	✓	✓	Next business day	30 days	✓	✓
Pictet mutual funds, including funds sub-advised by PAM, but excluding Cash, Money Market, Sovereign MM and Liquidity Funds	✓	N/A	Next business day	30 days	✓	✓
Third party mutual funds managed by PAM	✓	N/A	Next business day	30 days		✓
Other third party mutual funds, and Pictet Cash, Money Market, Sovereign MM and Liquidity Funds	N/A	N/A	N/A	N/A	N/A	N/A
OECD / 020 Government Debt plus related derivatives	N/A	N/A	N/A	N/A	N/A	N/A
Bankers Acceptances and CDs	N/A	N/A	N/A	N/A	N/A	N/A
Commercial Paper, and high quality short term debt	N/A	N/A	N/A	N/A	N/A	N/A
Cash / FX NOT for speculation	N/A	N/A	N/A	N/A	N/A	N/A
Index / Interest Rate Futures and Options	N/A	N/A	N/A	N/A	✓	✓
Exchange Traded Funds	N/A	N/A	N/A	N/A	✓	✓
Physical precious metals and	N/A	N/A	N/A	N/A	N/A	N/A
commodities	N/A	N/A	N/A	N/A	✓	✓
Derivatives {inc. ETF, ETC and Certificates) on precious metals, and commodities	N/A	N/A	N/A	N/A	✓	✓
Limit / stop-loss orders on Index/ Interest Rate Futures & Options, & ETFs on indices	N/A	N/A	N/A	N/A	✓	✓
FFX, and FX and options thereon traded for speculative purposes	N/A	N/A	N/A	N/A	✓	✓
Trades that are not within the action of the employee e.g. mandatory corporate actions	N/A	N/A	N/A	N/A	N/A	N/A
Trades made under a dividend	N/A	N/A	N/A	30 days	✓	✓
reinvestment plan

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Purchases under a rights issue

3 Gifts and Entertainment
3.1 Introduction
The giving, receiving or soliciting of gifts or entertainment in a business setting is considered to be an inducement and may create an appearance of impropriety or may raise a conflict of interest from the potential undue influencing of PAM employees or business partners. For the protection of all employees and PAM, even the appearance of a possible conflict of interest should be avoided. Therefore, PAM has adopted the policies set out below to guide all employees in this area. These apply equally to the offering of gifts and entertainment as to the receipt of gifts and entertainment.
Definitions:
Business Partner
A business partner is any actual, potential or former, client, broker, distributor, consultant, supplier or service provider.
Business Meals
Business meals are defined as a meal, and / or drinks with a business partner without any additional entertainment included.
Entertainment
Entertainment, whether given or received, includes but is not limited to:
•Any sporting, cultural (e.g. theatre or concert) or similar event
•Leisure events such as golf, shooting or driving days
•Seminars, conferences such as broker and research trips that are not of an educational nature nor relevant to PAM’s business activities.
•Sporting, cultural or leisure events (as defined above) associated with conferences, seminars and research trips that are otherwise of an educational nature and relevant to PAM’s business activities (please refer to later comments on “mixed-use” events.)
NB Business meals are excluded from the definition of entertainment, as they are dealt with separately -please see 3.2.4.
Gifts
A gift is anything of value received or given, including but not limited to:
•Cash or similar (prohibited)
•Discounts or other concessions from providers, which are prohibited unless they are available to all PAM employees in the relevant local office.
•Drink and food (for example hampers, and not as part of a business meal).
•Clothing
•Goods or services
•Flowers

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•Charitable donations made by a business partner either in your name or on your behalf.
•Tickets to entertainment events where the host is not present
If an employee has any doubt as to whether an item or event is included within the definition of gifts and entertainment, they should consult with the Compliance department who are the ultimate arbiters of what constitutes gifts and entertainment.
Lavish or Extravagant
Anything that may appear overly generous, whether as defined in this policy or by local rules and customs. Examples of business meals that might be defined as lavish or extravagant are:
•A meal at a landmark e.g. a palace, museum or national gallery
•A meal on a luxury boat or yacht
•Dinner at a Michelin 3 star restaurant
•A meal with prestigious alcohol or cigars
3.2 Requirements
3.2.1 General Principles
The general principles are:
•Gifts and Entertainment are considered to be inducements, and therefore such inducements should be designed to enhance the service provided to the end client
•Employees should not accept or provide any gifts or favours that might influence the decisions you or the recipient might make in business transactions involving PAM, or that others might reasonably believe would influence those decisions
•Modest gifts and favours, which would not be regarded by others as improper, may be accepted or given on an occasional basis, for example for a commonly recognisable event such as a wedding, retirement or birth. Entertainment that satisfies these requirements and conforms to generally accepted business practices is also permissible
•Employees must not offer or accept gifts or other items of value (including entertainment) unless it is clearly reasonable to do so in the circumstances and within the limits as set out below. Where there is a law or rule that applies to the conduct of a particular business or the acceptance of gifts of even nominal value, the law or rule must be followed
•The solicitation of gifts and entertainment is strictly prohibited
•PAM must evidence how it manages the conflicts of interest arising from gifts and entertainments, and the reporting and approval regime for doing this is set out below
•Discounts, rebates and other concessions are not permitted unless available to all PAM employees in a local office. Therefore, for example, employees may not take advantage of discounted rates for flights and accommodation negotiated by brokers, suppliers etc. for personal use
3.2.2 Acceptable Gifts at all times
Certain gifts and entertainment do not create the risk of corruption or breach of trust to PAM and are permissible. Therefore you may accept or give the following without the approval of Compliance:
•Gifts, gratuities, amenities or favours based on obvious family or personal relationships (e.g. between an employee’s parents, children or spouse) where the circumstances make it clear that those relationships (rather than PAM’s business) are the basis for the gift
•Advertising or promotional material, such as pens, pencils, note pads, key chains, umbrellas, calendars, Pictet chocolates and similar items, typically with the Pictet logo

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•Civic, charitable, educational or religious organisation awards for recognition of service and accomplishment, and
•Small gifts with a value up to CHF50 or the equivalent thereof. (NB multiple small gifts under CHF 50 received from the same provider over the course of a rolling 3 month period should be aggregated, and reported to Compliance if they exceed CHF50).
All other gifts and entertainment, which should be of a scale and nature such that they could not be judged to impair compliance with the employee’s duty to act honestly, fairly and professionally, and in the best interests of the client, must be pre-approved by Compliance as set in section 3.2.3.
3.2.3 Limits and Rules for the receipt and provision of Gifts and Entertainment
Employees who accept/give, directly or indirectly, anything of value (in excess of the value of small gifts - CHF 50), from / to any business partner of PAM including gifts and entertainment must:
•Notify Compliance via the gifts database
•Comply with the limits, and prohibitions as set out in the tables below
•Obtain prior approval from Compliance before accepting/giving such a gift or entertainment
•All requests for approval must clearly state how the gift or entertainment is designed to enhance the quality of the service provided to our end client
ExCo have delegated to Compliance the responsibility for determining compliance with this code, and Compliance will therefore approve or refuse requests based upon the reasonableness of the circumstances and whether the circumstances pose a threat to PAM’s integrity. This will include the frequency of gifts and entertainment received/given from/to the same source.
Compliance will maintain records of all requests and responses, and monitor the Gifts register.
The limits for the receipt and provision of gifts and entertainment are set out in sections 3.3 - 3.6. Monetary limits are set out in CHF, but should also be interpreted in the local equivalent.
3.2.4 Business Meals
The receipt or provision of meals is a valuable means of communicating with business partners and developing relationships. Nonetheless, these can still be considered as inducements and possibly giving rise to a conflict of interests, especially if the frequency of such entertainment is too high and the scale of such meals are too lavish or extravagant.
Therefore the following rules apply to business meals:
•All business meals (except dinners) received or given, with a cost per head of greater than CHF 100 must be recorded on the PAM Gifts & Entertainment database
•All business dinners received or given, with a cost per head of greater than CHF 150 must be recorded on the PAM Gifts & Entertainment database
•Irrespective of the requirement to report business meals as described above, such meals should not be lavish or extravagant. Whilst this is a subjective standard, employees should consider this standard by reference to the definition as set out in section 3.1
•This standard shall apply proportionally to very senior employees, especially when entertaining very senior clients’ employees
In the case of business meals received, it is the responsibility of the PAM employee to determine whether a business meal exceeds the threshold, including asking the provider if necessary. Employees are not required to obtain copies of bills from the providers of business meals.

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3.3 Limits and Prohibitions for the Receipt of Gifts and Entertainment - UK requirements
This table must be read in conjunction with the notes below

	INDIVIDUAL LIMIT PER ITEM	LIMITS PER RECIPIENT FROM THE SAME PROVIDER PER ANNUM	ANNUAL LIMITS PER RECIPIENT PER ANNUM	PROHIBITIONS	EXCEPTIONS
Receipt of Gifts	CHF 150	CHF 200 / 2 gifts	CHF 500	Receipt of cash or cash equivalents Business Partner negotiated discounts unless available to all local PAM employees	Gifts if surrendered to Compliance Prior Compliance and ExCo member approval (in exceptional circumstances only - i.e. expected to be extremely limited)
Receipt of Entertainment	CHF 500	2 events	CHF 1500 / 5 events	Sporting, cultural or similar events Acceptance of accommodation and transport to events	Prior Compliance and ExCo member approval (in exceptional circumstances only - i.e. expected to be extremely limited)
Receipt of Business Meals / Drinks	No limits subject to a “not lavish or extravagant standard” Post-meal reporting if cost per head >CHF100, or CHF150 for dinners			Lavish or extravagant meals
Notes
1)Sporting cultural or similar events are not permitted as in the view of the FCA such events are incapable of enhancing the quality of service to clients. The rules in this section apply to all UK based employees of PAM, and to any event that takes place in the UK Therefore, PAM employees based outside of the UK may not attend sporting, cultural or similar events if such events take place in the UK.
2)For broker/issuer sponsored conferences and research trips, entertainment received as part of these trips should be valued and approved separately
3)“Mixed use” events to be broken down into constituent parts. E.g. a presentation / seminar followed by entertainment requires separate recording and approval for the entertainment event. In general, any entertainment should be ancillary to the main purpose of the event, the majority of which should be educational in nature.
4)If a gift offered is greater than the limits above, and it would be considered extremely rude to refuse such a gift, then it may be accepted on condition that it is surrendered to Compliance, in which case it would be excluded from the calculation of the employee’s annual limit.

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3.4 Limits and Prohibitions for the Receipt of Gifts and Entertainment - Global requirements excluding the UK
This table must be read in conjunction with the notes below

	INDIVIDUAL LIMIT PER ITEM	LIMITS PER PROVIDER PER ANNUM	ANNUAL LIMITS PER RECIPIENT PER ANNUM	PROHIBITIONS	EXCEPTIONS
Receipt of Gifts	CHF 150	CHF 200 / 2 gifts	CHF 500	Receipt of cash or cash equivalents Business Partner negotiated discounts unless available to all local PAM employees	•Gifts if surrendered to Compliance •Prior Compliance and ExCo member approval (in exceptional circumstances only - i.e. expected to be extremely limited)
Receipt of Entertainment	CHF 500	2 events	CHF 1500 / 5 events	Acceptance of accommodation and transport to events	•Prior Compliance and ExCo member approval (in exceptional circumstances only - i.e. expected to be extremely limited)
Receipt of Business Meals / Drinks	No limits subject to a “not lavish or extravagant standard” Post-meal reporting if cost per head >CHF100, or CHF150 for dinners			Lavish or extravagant meals
Notes
1)These rules apply to all employees of PAM based outside of the UK, excluding events that take place in the UK Therefore, PAM employees based outside of the UK may not attend sporting, cultural or similar events if such events take place in the UK
2)For broker/issuer sponsored conferences and research trips, entertainment received should be valued and approved separately
3)“Mixed use” events to be broken down into constituent parts. E.g. broker presentation / seminar followed by a concert requires separate recording and approval for the entertainment event. In general, any entertainment should be ancillary to the main purpose of the event, the majority of which should be educational in nature.
4)If a gift offered is greater than the limits above, and it would be considered extremely rude to refuse such a gift, then such a gift may be accepted on condition that it is surrendered to Compliance, in which case it would be excluded from the calculation of the employee’s annual limit.

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3.5 Limits and Prohibitions for the Provision of Gifts and Entertainment - Requirements for the UK
This table must be read in conjunction with the notes below

	LIMIT PER ITEM	LIMIT PER RECIPIENT PER ANNUM	PROHIBITIONS	EXCEPTIONS
Provision of Gifts	CHF 150	CHF 500	Provision of cash and cash equivalents	Low-cost Pictet souvenirs such as umbrellas, pens etc. may be given at exhibitions, seminars, etc. without limit and with no reporting
Provision of Entertainment	CHF 500	CHF 1500 / 5 events	Sporting, cultural or similar event	Prior Compliance and ExCo member approval (expected to be extremely limited) Limit of CHF 100 p/head for UK Retail Financial Advisers
Provision of Business Meals / Drinks - excluding UK Retail Financial Advisers	No limits subject to a “not lavish or extravagant standard” Post-meal reporting if cost per head >CHF100, or CHF150 for dinners			Proportionality is permitted, particularly for very senior employees.
Provision of Business Meals / Drinks - UK Retail Financial Advisers	Limit of CHF 100 per head
Notes - In addition to the notes in Section 3.3
1)Sporting cultural or similar events are not permitted as in the view of the FCA such events are incapable of enhancing the quality of service to clients.
2)Provision of accommodation is not permitted unless essential for attendance at an educational seminar. In such cases the prior approval of Compliance is required. The provision of transport (excluding for low-cost local transport such as buses / taxis) is not permitted.
3)Great care should be taken before offering Gifts & Entertainment to public employees / officers, or employees / officers of related entities (e.g. Local Government or State pension schemes), as depending on the rules of recipients, even dinners and lunches may not be acceptable, especially in the USA.
4)“Mixed use” events to be broken down into constituent parts. E.g. broker presentation / seminar followed by a dinner requires separate recording and for the dinner, which must comply with the limits above.

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3.6 Limits and Prohibitions for the Provision of Gifts and Entertainment - Global Requirements (excluding the UK)
This table must be read in conjunction with the notes below

	LIMIT PER ITEM	LIMIT PER RECIPENT PER ANNUM	PROHIBITIONS	EXCEPTIONS
Provision of Gifts	CHF 150	CHF 500	Provision of cash and cash equivalents	Low-cost Pictet souvenirs such as umbrellas, pens etc. may be given at exhibitions, seminars, etc. without limit and with no reporting
Provision of Entertainment	CHF 500	CHF 1500 / 5 events		Prior Compliance and ExCo member approval (expected to be extremely limited)
Provision of Business Meals / Drinks	No limits subject to a “not lavish or extravagant standard” Post-meal reporting if cost p/head > CHF 100 and CHF 150 for dinner			Proportionality is permitted, particularly for very senior employees.
Notes
1)Provision of accommodation and transport not permitted unless essential for attendance at an educational seminar (subject to compliance with local regulations)
2)“Mixed use” events to be assessed by constituent parts. E.g. FM presentation / seminar followed by a dinner (Requires separate recording if cost p/head > CHF 150)
3)No Gifts & Entertainment to be offered to public employees / officers, or employees / officers of related entities (e.g. Local Government or State pension schemes). NB Depending on the rules of recipients, even dinners and lunches may not be acceptable, especially in the USA.

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3.7 Determination of the value of a gift or entertainment
The value of a gift or entertainment for the purposes of this Code is on the basis of the cost incurred by the provider or the market value of the entertainment, whichever is the higher, and not on the basis of the face value of the ticket. Recipients should always arrange for confirmation of the cost of the entertainment to be sent directly from the provider to the Compliance department.
Compliance is the ultimate arbiter of the value of a gift or entertainment.
3.8 Considerations for the approval of a gift or entertainment
On occasions, entertainment offered may also include an employee’s family or connected persons. In this case, the normal rules apply, with the value of the entertainment being calculated on the basis of the total value of the entertainment provided to the employees and their family.
3.9 Prohibited Behaviour
•Soliciting for themselves, a Connected Person or for a third party anything of value from anyone in return for PAM business, service or confidential information
•Accepting cash, or cash equivalents such as gift cards or discounts, from a Business Partner
•Using your position to obtain anything of value from a Client, supplier or person to whom you refer business
•Except as provided above, accepting anything of value from anyone outside Pictet in connection with the business of PAM
•Reimbursing the provider with the cost of the entertainment to avoid the reporting of gifts and entertainment under these rules
As well as constituting a breach of this Code, any of the above prohibited behaviours may also constitute a breach of the UK Bribery Act if carried out in relation to PAM Ltd, its branches or a UK based customer, broker or supplier, and could result in a criminal conviction. Please refer to PAM’s anti-Bribery Policy for further information.
3.10 Provision of Gifts or Entertainment to certain US clients
US Clients subject to ERISA or Department of Labor legislation are generally prohibited from accepting gifts or entertainment of any description, sometimes including lunch and refreshments. Therefore, employees should not offer gifts or entertainment to these clients. If you are in any doubt please check with the client or Compliance prior to offering the gift or entertainment.
In addition, some US ERISA and Government clients have strict and complicated reporting requirements relating to the value of gifts / entertainment received or given. It is therefore extremely important that PAM employees fully report all such gifts, entertainments and business meals and provide a fair value of all such items received or provided.
3.11 Other Considerations
3.10.1 Travel to and Accommodation at Entertainment Events
Employees must pay their own travel expenses and accommodation costs. The employee is required to notify the provider that they cannot accept travel and accommodation costs to entertainment events, and that the employee must pay for such costs themselves.
3.11.2 Leave for Entertainment
Business Unit Heads must sanction leave of absence taken by employees to attend entertainment events during working time. Unless otherwise agreed, absence during working time must be taken as holiday.
3.11.3 Entertainment not attended by the Provider’s employees
Only on rare occasions should entertainment be accepted where a Provider’s employees will not be present. Such cases will be treated as gifts and not entertainment, and therefore will be subject to the lower limits for gifts rather than those for entertainment. The employee must explicitly state in their gift request that the Provider’s employees will not be present.

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3.11.4 Christmas Charity Raffle
Christmas traditionally sees the giving of presents to / from clients and typically from brokers, suppliers and service providers.
In order to ensure fairness to all employees and to avoid any conflict of interest, all non-perishable tangible gifts received in the Christmas period, whether they are required to be reported or not, must be given to the Compliance Department irrespective of their value. Compliance will then organise a charity raffle in the New Year to distribute the gifts among employees.
The only exceptions to the above relate to the receipt of items that would be perishable before Christmas, which may be retained by members of employees. Such gifts must still be declared to Compliance, subject to the de-minimus amount for reporting.
In the event that gifts are received at home, then it is the responsibility of the employee to promptly report the gift and surrender it to Compliance, at their own costs.
Please, note that all gifts that are given to Compliance for the Christmas Charity Raffle must still be reported as set out in section 3.2.3. However, where such gifts are surrendered to Compliance, they are not to be included within the gifts limits as set out in sections 3.3 and 3.4
3.12 Record Keeping
In accordance with FCA, SEC, MAS, SFC and FINMA and other relevant regulators’ record keeping requirements, Compliance will keep records of all gifts / entertainment received or provided for a period of five years.
3.13 Failure to Report Gifts and Entertainment
The failure to report the receipt, or giving of a gift or entertainment will constitute a breach of this Code and will be recorded in the PAM breaches register. These failures will also be taken into consideration when determining employees’ bonuses.
3.14 US Political Contributions
The SEC “pay to play rule”, (206(4)-5) prohibits SEC registered investment advisers from providing advisory services for compensation to government clients for a two year period after the adviser or certain of its executives make a contribution to a public official or candidate for such office.
Therefore to prevent PAM being excluded from managing money from US public bodies, it is important that any employees involved in client solicitation, or members of the ExCo do not make any US political donations to a public official or candidate for such office in excess of USD 150.
Therefore, all Investment and Distribution employees and ExCo members must obtain approval from Compliance prior to making any US political contributions to a public official or candidate for such office.
Compliance will also require a quarterly declaration of any such contribution.

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4 Dealing with Personal Conflicts of Interest
4.1 Introduction
We are sensitive to any activities, interests or relationships that might interfere with, or even appear to interfere with, our ability to act fairly and in the best interests of our clients. We put our long term interests ahead of our short term goals. All employees should therefore be mindful of potential conflicts of interest, both between an employee (and any person linked to them) and our clients, between Pictet and our clients, and between our clients.
A conflict of interest occurs when you allow any interest, activity or influence outside of Pictet to:
•Influence your judgment when acting on behalf of Pictet or its clients
•Compete against Pictet or its clients in any business activity
•Divert business from Pictet
•Diminish the efficiency with which you perform your regular duties
•Harm or impair Pictet’s financial or professional reputation or
•Benefit you at the expense of Pictet or its clients.
As an employee you are not permitted to participate in any activity that causes a conflict of interest or gives the appearance of a conflict. Areas frequently involved in conflicts of interest and examples of prohibited activities are described below.
If you believe that you have, or may be perceived to have, a conflict of interest, you must disclose it in writing to your Head of Compliance who will keep copies of all such disclosures.
Conflicts of interest may not always be clear cut, so if you are in any doubt as to whether a conflict of interest arises, you should consult the Compliance Department.
4.2 Self-Dealing
You shall report any business relationship or proposed business transaction the Group may have with any entity in which you or a related party has a direct or indirect interest or from which you or a related party may derive a benefit, or where a related party is employed, if such a relationship or transaction might give rise to the appearance of a conflict of interest.
You will refrain from representing the Group in any activity (whether an internal activity or a transaction between the Group and a third party) that requires your judgement or discretion and that affects a person or entity in which you have a material interest, financial or otherwise. You will also not represent any third party in any transaction with the Group that involves the exercise of discretion by either party.
4.3 Outside Business Activities
You are expected to avoid any material outside interest or activity that will interfere with your duties, or otherwise be in conflict with Pictet. Generally, your outside interests or activities should not:
•Materially encroach on the time or attention you devote to your duties;
•Adversely affect the quality of your work;
•Compete or conflict with Pictet’s activities;
•Involve any significant use of Pictet’s equipment, facilities or supplies;
•Imply Pictet’s sponsorship or support (for example, through the use of Pictet stationery for personal purposes); or
•Adversely affect the reputation of Pictet.
Before engaging in any material outside business interests, employees must obtain the prior written approval of their local Head of Compliance and the relevant ExCo member.

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4.4 Accepting Honoraria
Neither you nor any connected person may accept cash honoraria for your public speaking or writing services on Pictet’s behalf.
If a cash honorarium is tendered, you must disclose this to your local Head of Compliance, who may instruct that this is donated to charity. You may accept non-cash honoraria of modest value (as per gifts policy) or may accept reimbursement for related expenses.
4.5 Accepting Fiduciary Appointments
A fiduciary appointment is an appointment as an administrator, executor, guardian, custodian for a minor, trustee or managing agent. Unless you are acting on behalf of a connected person to you, or you have obtained approval from your local Head of Compliance and your ExCo member, you may not accept a fiduciary or co-fiduciary appointment. If such approval is given you must ensure that your appointment does not interfere with the time and attention that is required to affect your job responsibilities.
4.6 Participating in Civic Affairs
You are encouraged to take part in charitable, educational or other civic affairs, as long as such affairs do not interfere or conflict with your responsibilities at Pictet. Please review the requirements of “Serving as an External Director or Officer” (below) as they may apply to your participation in civic affairs. You should not imply Pictet’s sponsorship or support of any outside event or organisation without the approval of a Director or ExCo member.
4.7 Serving as an External Director or Officer of a Public Company or Client entity
In view of the potential conflicts of interest and the possible liability for both you and Pictet, you should be cautious when considering service as an officer, partner or director of any non-Pictet entity other than as a representative of Pictet. Before agreeing to such service, you should seek the approval of your local Head of Compliance and your appropriate ExCo member.
If you are serving as an officer, or director of an external entity, you should:
•Not attempt to influence or take part in any vote or decision that may lead to the use of a Pictet product or service by the external entity, or result in the conferring of a special benefit to Pictet by the external entity and ensure that the external entity’s records reflect your abstention;
•Relinquish any responsibility you may have for any Pictet relationship with the external entity unless acting as a representative of Pictet; and
•Be satisfied that the external entity conducts its affairs lawfully, ethically and in accordance with prudent management and financial practices.
4.7.1 Additional comments where employees act as officers of a client entity
•The holding of the position in a client entity is fully covered by the ordinary compensation received by the employee. Any additional compensation is subject to the express consent of the Heads of PAM Compliance and HR, and relevant ExCo member.
•If the client relationship with Pictet is terminated, the employee must notify the Heads of PAM HR and Compliance, as the employee may need to resign as an officer / director of the client entity.
•If an employee ceases to be employed by the Pictet group, then the employee undertakes, as may be necessary, to resign from the bodies of all legal entities set up by the Pictet group for or on behalf of clients.
4.7.2 Annual declaration by all employees
On an annual basis all employees are required to confirm to Compliance details of any firms to which they serve as directors, subject to a number of exceptions where there is no conflict with Pictet activities, such as acting as a director of a flat/apartment management company.

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4.8 Participating in Political Activities
Pictet encourages you to keep informed concerning political issues. If you do participate in any political activity, you may not act as a representative of Pictet unless you are specifically authorised in writing to do so by a Director or ExCo member of PAM.
As previously stated, it is not permitted to use Pictet’s funds or assets to finance political campaigns. Corporate assets include your time during regular working hours, Pictet’s equipment and supplies, office space, clerical help and advertising facilities.
In the US many states also restrict the use of corporate funds and assets in connection with state elections. Please also refer to section 3.14 for further details regarding US political donations.

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5 Respecting Pictet Confidential Information
5.1 In General
You shall treat confidential information as such and disclose non-public information concerning our clients, our Group or any of our employees only as required to do so by law or regulation or with appropriate consent. You shall use confidential information only for valid business purposes or as agreed, and will under no circumstances use it for your personal gain or any other person’s.
You shall maintain effective controls and monitoring whenever confidential and sensitive information is used or transferred, to prevent it being transmitted to any person outside the Group, including family or friends, or even to colleagues who do not need such information to perform their jobs. Any documents you keep or create relating to the business of the Group are and remain the property of the Group, even after the employment relationship has terminated.
We adhere to the highest international standards of information security, including with respect to cyber security management. We apply due care when receiving, handling and storing data, and adhere to pre-defined data security standards and procedures designed to prevent unauthorised access, use, modification or destruction.
5.2 Client Information
We collect, maintain and use our clients’ personal information in a manner that allows us to provide them with choices and options for products and services, as permitted by law, and to satisfy AML requirements.
To this end, we strive to maintain appropriate systems and technology and, accordingly, to train employees with access to such information. When we use other companies to provide services for us, we require them to protect the personal and confidential information they receive. You shall protect personal and confidential information about our clients and use it appropriately. Moreover, you should ensure that client information is used only for authorised purposes relating to your position and job responsibilities and shared only with authorised persons.
5.3 Talking to the Press
5.3.1 Background
From time to time certain employees may be approached by the press for comment (verbal or written) which can be in many different forms including face to face interviews, telephone questions and answers and written commentary.
In respect of relations with the press, all employees must adhere to “Directive 49 - Communication” in respect of appropriate prior approval and internal notification, and section 5.3.2 in particular.
The following paragraph sets out in more detail the specific requirements covering the minimum standards that all employees must adhere to in complying with the Group Directive.
These standards focus on front office investment (e.g. investment managers and analysts) and senior Distribution employees who may be called upon to communicate with the press in their area of expertise. Other employees would not typically be expected to communicate with the press and if approached must refer in all cases directly to Group Corporate Communications who will advise accordingly.
5.3.2 Minimum Standards
•Only Investment employees specifically approved by their CIO, and Distribution employees specifically approved by the Head of Intermediaries or Head of Institutional, (or Country Heads at the discretion of the Heads of Intermediaries / Institutional) are deemed to be “expert commentators” for the purposes of Directive 49 and these minimum standards. A central list of these expert commentators is maintained by Group Corporate Communications. However if in doubt refer to your CIO or the Heads of Intermediaries / Institutional as appropriate;
•Expert commentators should only speak about their area of specialty;
•Expert commentators must proactively seek and receive prior approval from Group Corporate Communications and their CIO / Heads of Intermediaries / Institutional before communicating with the press ;
•In exceptional cases certain expert commentators may speak to the press without CIO prior approval but prior approval must always be obtained from Group Corporate Communications. This exception only applies where

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the press approaches the individual and where agreed by the relevant CIO, or Head of Intermediaries / Institutional;
•If an expert commentator wishes to proactively approach the press to make a comment then prior written approval must be sought from both their CIO or Head of Intermediaries / Institutional and Group Corporate Communications;
•If asked to comment on a specific stock or bond, the individual must declare that they may have a direct or indirect economic interest in that stock or bond (but note below regarding short positions);
•In no circumstances can specific stock/bond comments be made where net short positions are held in portfolios within the expert commentator’s area of responsibility;
•It must be assumed in all cases that any comments made will, or may be specifically attributable to an individual and/or Pictet and therefore individuals communicating with the press must ensure that they do so with the utmost integrity and professionalism and in compliance with all relevant regulatory requirements (e.g. Market Behaviour Rules - especially concerning rumours and price sensitive information);
•Once the communication is completed, a summary must be provided to Group Corporate Communications immediately thereafter and copied to the relevant CIO; and
•Approved individuals must ensure they have received appropriate media training and maintain training records as necessary.
5.4 Pictet Proprietary Information
You shall not release to any person or entity not officially connected with the Group any non-public information about the Group, regulatory examination reports, internal audit reports and other internal reviews, presentations, policies and procedures, meeting minutes, documents or notes without appropriate approval, except as required by law or regulation.
This obligation survives your employment with Pictet. Pictet has proprietary rights in any materials, products or services that you create which relates to your work at Pictet, that use Pictet’s resources (equipment, etc.) or that are created during your regular working hours. You must disclose such materials, products or services to Pictet.
5.5 Electronic and Voice Communication Systems
E-mail, voice and other electronic communications systems provided by Pictet are primarily intended for Pictet’s business. Communications made using these systems are subject to retention, review and inspection. You should not expect communications made using these systems to be treated as private and confidential. You should limit the transmission of highly sensitive information on these systems. Messages created in these systems should comply with all relevant Pictet Directives.
5.6 Information Security Systems
If you have access to Pictet’s information systems, you are responsible for taking the precautions necessary to prohibit unauthorised entry to the system. You should safeguard your passwords or other means of entry.
Periodic checks on access rights to systems will be performed by IT.
Remote access to PAM systems is governed by PAM IT in conjunction with Pictet Group IT.
5.7 Computer Software
Computer software is to be used for Pictet’s business only and must be used in accordance with the terms of the licensing agreement. No copying of software is permitted except in accordance with the licensing agreement.

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6 Pictet Group Governance Pillars
6.1 Management Commitment and Communication
Board members and senior management set the tone at the top by acting as role models, ensuring that an appropriate compliance culture is disseminated throughout the Group in line with the level of risk appetite adopted and sanctioning any unacceptable behaviour. This starts with the Group’s Partners and permeates through all the Group entities’ Boards of Directors and Management Committees and business line Executive Boards and Executive Committees. Compliance as a day-to-day expected behaviour is enshrined in the Group’s values.
6.2 Incentives
The way in which we remunerate both employees and business partners (e.g. external asset managers, business referrers and distributors) is designed to facilitate responsible business conduct and fair treatment of customers and to avoid conflicts of interest. When determining remuneration, factors such as customer satisfaction, product retention, compliance with established standards, satisfactory audit/compliance reviews and results from incident/complaint reviews are taken into consideration.
6.3 Employees Qualifications and Training
We ensure that all employees are properly qualified and trained for the service they provide before they can exercise their activity, and undergo continuing professional development as required for their position and level of responsibility. Mandatory induction training is provided to new employees on arrival and regular refresher training as needed.
6.4 Three Lines of Defence
Primary responsibility for day-to-day compliance rests with line management and respective employees in business, operations and administrative functions, i.e. the first line of defence. Line managers ensure that regular critical controls are duly carried out and corrective action taken in due time.
Our control and support functions act as a second line of defence, providing instructions and advice to first-line employees and line management on regulatory requirements. The primary objective of these control and support functions is to anticipate, detect and evaluate risks and to assist management in mitigating them, where necessary carrying out their own controls.
A third line of defence is provided by the Internal Audit function.
Notwithstanding the above, the first line shall not rely on either the second or third lines of defence to compensate for any shortcomings.
6.5 Monitoring and Control
We put the necessary resources into monitoring mechanisms, including both systems and human surveillance means, to ensure strict compliance with the Group’s established standards. We use risk indicators to identify the level of compliance and any potential breach, for timely reporting and escalation to top management. We retain, review and inspect communications made using e-mail, voice and other electronic communications systems provided by the Group.

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7 Data Retention
The SEC, FCA, FINMA and other regulators requires that regulated firms retain all messages (including e-mail, Bloomberg, and Skype) sent by employees for 5 years. As a result, all inbound and outbound messages for employees of PAM including internal and personal messages are retained, including those deleted by employees.
Under relevant data protection and secrecy laws, we are required to protect the confidentiality of personal messages. Therefore, whilst we retain all employees messages, the following procedures are in place to ensure compliance with these requirements:
•Only Compliance and a restricted number of Administrators have access to messages, and may carry out periodic monitoring of messages as required by SEC rules, and as recommended by the FCA and other relevant regulators.
•Where any other person needs access to messages, this will require the approval of, and supervision by Compliance. Access will only be granted for business use, which will include compliance monitoring and investigations.
•In all cases where access to messages is granted, Compliance and any other person reviewing messages will disregard any private messages as soon as it becomes obvious that a message is private, and will not copy or forward or use in any other way any private messages, which have no bearing on PAM's or Pictet's business, or any investigation being undertaken.
•In the event of a regulatory inspection, the SEC, FINMA, FCA and other regulatory inspectors are required to respect the privacy of private messages where they have no bearing on the business of PAM or Pictet.
All messages you send or receive will be retained for at least 5 years, including those relating to Banque Pictet & Cie SA clients.
During an inspection a regulator could ask to view any person's messages, although the SEC should only review those mails relating to US clients, who have signed an agreement with PAM LTD, PAM SA or PAM (S), and not another entity such as Banque Pictet & Cie SA.
However, there are some PAM employees such as CRM, BD, Operations and MIS, who have relationships with both SEC and non SEC clients. They will be considered as "double-hatted". If the SEC requires the e-mail of a "double-hatted" employees, all his / her e-mails for the period requested by the SEC will have to be printed and any name / identification of non SEC clients will have to be crossed out. This process will be overseen by Compliance, and as this task will be very time consuming, the list of double-hatted employees should be as short as possible.

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Appendix A - Definition of Beneficial Ownership
"Beneficial ownership", for purposes of this Code, shall be determined in accordance with the definition of "beneficial owner " set forth in Rule 16a-1(a) under the Securities Exchange Act of 1934, as amended, i.e. a person must have a "direct or indirect pecuniary interest" to have "beneficial ownership". Although the following list is not intended to be exhaustive, pursuant to the rule, a person is generally regarded as the beneficial owner of the following securities:
•Securities held in the person's own name;
•Securities held with another in joint tenancy, community property or other joint ownership;
•Securities held by a bank or broker as nominee or custodian on such person's behalf of securities pledged as collateral for a loan;
•Securities held by members of the person's immediate family sharing the same household ("immediate family" means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse (including unmarried partner), sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships);
•Securities held by a relative not residing in the person's home if the person is a custodian, guardian or otherwise has controlling influence over the purchase, sale or voting of such securities;
•Securities held by a trust in which the person is a beneficiary and has or shares the power to make purchase or sales decisions;
•Securities held by a trust for which the person serves as a trustee and in which the person has a pecuniary interest (including pecuniary interests by virtue of performance fees and by virtue of holdings by the person's immediate family);
• Securities held by a general partnership or limited partnership in which the person is a general partner;
•Securities owned by a corporation in which the person has a control position or in which the person has or shares investment control over the portfolio securities (other than a registered investment company);
•Securities in a portfolio giving the person certain performance related fees; and
•Securities held by another person or entity pursuant to any agreement, understanding, relationship or other arrangement giving the person any direct or indirect pecuniary interest.

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Appendix B - Template Letter to Request Broker to Supply Copy Information On Personal Accounts to Compliance
[BROKER NAME]
[BROKER ADDRESS]
For the Attention of the Compliance Department

Re [insert employee name] - account no. [insert account number(s)]

[Insert employee name] is an employee of [insert Pictet entity name ] As an employee of [insert Pictet entity name ], duplicate statements of all trading accounts listed above (including at least quarterly transaction reports and a full statement of holdings as at 30 June each year, with nil statements as necessary), and any confirmation of trades executed within those accounts must be delivered via e-mail to the Compliance department at :
[Please select appropriate e-mail address from below:
PAM_Compliance_Asia@pictet.com    -    for PAM HK and Singapore employees
compliance_PAMSA@pictet.com    -    for all PAM SA employees
compliance_ldn@pictet.com        -    for all other PAM employees (ex-Japan)
Statements should be sent on at least a quarterly basis, as at 31 March, 30 June, 30 September and 31 December
If you require any further information, please contact the compliance contact at the above e-mail address.
Yours Sincerely

[Name of employee]